Exhibit 10.20
William P. Benac
3612 Crescent Ave.
Dallas, Texas 75201
July 20,2005
American Railcar Industries, Inc.
100 Clark Street
St. Charles, MO 63301
     Re:      Employment Agreement
Gentlemen and Ladies:
     This letter agreement is intended to memorialize the agreement we reached on April 22, 2005, in respect of my employment by ARI as its chief financial officer, When this letter agreement is executed below by each of us it will represent our binding agreement relating to my employment by ARI.
     The initial term of my employment will be for a period of one year, effective April 22, 2005. My employment term will automatically renew for successive one-year periods unless either of us provides the other with a written notice of termination at least 180 days prior to the end of the then applicable term. I will serve as ARI’s chief financial officer and will have duties and responsibilities consistent with those of chief financial officers generally in businesses of similar size and in similar industries. I will report and be accountable directly to ARI’s chief executive officer and its board of directors.
     During the term of my employment, I will receive an annual base salary of no less than $250,000. This amount will, of course, be subject to applicable tax withholding and will be paid in accordance with ARI’s standard payroll practices. During my first year of employment hereunder, I will also be entitled to a non-prorated cash bonus of no less than $150,000 for the company’s 2005 fiscal year, payable promptly following the end of the year 2005. Criteria for bonuses for the calendar year 2006 and subsequent years will be determined by mutual agreement of ARI and me during the first quarter of each calendar year, it is expected that the target bonus amounts during such years will not be less than $150,000. In addition to my base salary and any bonus, I shall be entitled to receive, on April 22, 2007, or sooner as provided below, a one time special cash bonus of $500,000 in the event that prior to that date ARI issues common stock to the public in an offering registered with the Securities and Exchange Commission or in the event that control of ARI is sold in a private transaction by the current controlling person of ARI, Carl Icahn.
     If at any time on or before April 22, 2007: (i) this agreement is terminated by ARI without Cause (defined in the annex hereto), (ii) this agreement is terminated by me for Good Reason (defined in the annex hereto), or (iii) a Change in Control (defined in the annex hereto) occurs, I will receive the special cash bonus upon the occurrence of such event. Notwithstanding the foregoing, my right to receive the special cash bonus (described above) will immediately terminate if my employment is terminated by ARI for Cause or by me without Good Reason prior to the date on which such right becomes vested.
     During the term of my employment I will be entitled to participate in all health, medical, retirement and other similar employee benefit plans and programs provided generally to other senior executives of ARI, provided, however, that my right to bonuses are determined by this agreement and that with respect to any plans which provide for benefits to be determined by the Board of Directors or a committee, I shall only be entitled to the benefits so determined by the Board or such committee, I will also receive twenty paid vacation days per year.
     ARI will reimburse me, on a grossed up basis where applicable, for all reasonable and necessary business related out-of-pocket expenses that I incur during the term of my employment. Because it is expected that I will continue to live in Dallas, Texas during the term of my employment, reimbursable expenses will include those associated with commuting from Dallas to ARI’s offices in St, Charles, Missouri (air travel, car rental, reasonable living expenses, etc.).
     I will have the right to terminate my employment under this letter agreement with Good Reason upon at least thirty 30 days written notice to ARI, or without Good Reason upon at least 60 days written notice to ARI. ARI will have the right to terminate my employment under this letter agreement (i) without Cause upon 30 days written notice or (ii) immediately for Cause or upon my death or Disability (defined in the annex hereto). Upon any termination of my employment, including any termination for Cause, ARI will pay me, or my estate in the unfortunate event of my death, all accrued and unpaid base salary and bonus, and ARI will provide all benefits mandated under COBRA. In addition, if I am terminated other than for Cause death or disability, or if I terminate this agreement for Good Reason then ARI will promptly pay me a lump sum severance in the amount of $200,000.
     During my employment with ARI and at all times thereafter, I will hold in a fiduciary capacity all secret or confidential information, knowledge or data relating to ARI and its businesses, as conducted during my employment obtained by me during my employment by ARI and not otherwise in the public domain (“Confidential Information”). I also agree to keep confidential and not disclose to any Person any personal information regarding any direct or indirect controlling person of ARI or any of their affiliates and any member of the immediate family of any such person (and all such personal information shall be deemed “Confidential Information” for the purposes of this Agreement). In no event shall I, during or after my employment hereunder, disparage ARI and/or direct or indirect controlling person, their respective affiliates and family members or any of their respective officers, directors or employees and conversely, in no event shall you or anyone affiliated with ARI or other Icahn entities, disparage me or my performance.
     This letter agreement will be governed by Missouri law without regard to conflicts of law rules. The Annex to this letter agreement is a part hereof for all purposes to the same extent as if set forth at length herein. The effective date of this letter agreement is April 22, 2005. Termination of my employment will not affect the rights of the parties hereto except as specifically provided herein.

Very truly yours,

/s/ William P. Benac
William P. Benac
     By signing this letter agreement in the space provided below, you agree as an authorized representative of ARI that this letter agreement is, for all purposes, our mutually binding agreement in respect of the matters described herein.
Agreed and acknowledged on behalf of ARI,
Carl Icahn

ANNEX
“ARI” means American Railcar Industries, Inc.
“Cause” means the occurrence of any one of the following: (i) Executive’s failure to perform his material duties under the Agreement, (ii) Executive’s commission of an act of dishonesty, fraud, theft or embezzlement in connection with his employment or (iii) Executive’s indictment or conviction of a misdemeanor involving fraud or of a felony; provided, that no Cause shall exist involving subsection (i) above until Executive first has failed to cure such failure which is curable within 30 days of having been given written notice of the specifics of such failure by ARI.
“Change in Control” mean the occurrence of any one of the following: (a) any “person” or group of affiliated “persons” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”), other than the Icahn Group or any party controlled by, controlling or under common control with, the Icahn Group, or any foundation established by Carl Icahn, becomes the “beneficial owner” (as defined in Rule 13-d under the Act), directly or indirectly, of securities representing fifty percent (50%) or more of the total fair market value or total voting power of the stock of ARI, (b) ARI is a party to a merger or consolidation in which the shareholders of ARI immediately prior to such transaction hold less than fifty percent (50%) of the total voting power of the resulting or surviving entity immediately after such transaction, (c) ARI sells or otherwise disposes of assets of ARI that have a total gross fair market value equal to or more than eighty percent (80%) of the total gross fair market value of all of the assets of ARI immediately prior to such disposition to any “person” or group of affiliated “persons” (as such term is used in Sections 13(d) and 14(d) of the Act), other than the Icahn Group or any party controlled by, controlling or under common control with the Icahn Group.
“Code” means the Internal Revenue Code of 1976, as amended.
“Disability” means the inability, due to physical or mental cause, of Executive to perform his usual and regular duties for ARI, after reasonable accommodations (if applicable) by ARI for Executive’s disability, for a period of 90 consecutive days or 120 days out of 12 consecutive months.
“Executive” means William P. Benac.
“Good Reason” means the occurrence of any one or more of the following events without the express consent of Executive: (i) a material breach by ARI of its obligations under this Agreement, (ii) a material diminution in Executive’s position or duties as the Chief Financial Officer of the ARI as set forth in the Agreement or (iii) any reduction of Executive’s base salary or target bonus; provided, that a Good Reason shall not exist involving any of above until ARI has first failed to cure such failure or breach within 30 days of having been given written notice of such failure or breach by Executive.